Exhibit 3.9
BY-LAWS
OF
JJM Transportation, Corporation
a California Corporation

ADOPTED 11/19/2001

ARTICLE I
OFFICES
1.01          Principal Offices -- The principal executive office for the transaction of the business of the Corporation shall be located at such place within or without the State of California as shall be fixed from time to time by the Board of Directors. If the principal executive office is located outside California and the Corporation has one or more business offices in California, the Board of Directors shall fix and designate a principal business office in California.
1.02          Other Offices -- Branch offices may at any time be established by the Board of Directors at any place or places where the Corporation is qualified to do business.
ARTICLE II
MEETINGS OF SHAREHOLDERS
2.01          Place of Meetings -- All meetings of Shareholders shall be held at any place within or without the State of California that the Board of Directors my designate. Absent such designation, meetings shall be held at the principal executive office.

2.02          Annual Meetings -- The annual meeting of Shareholders of this Corporation shall be held each year on a date and at a time designated by the Board of Directors. The initial annual meeting of Shareholders must be held within 15 months after the Articles of Incorporation were filed by the Secretary of State, and each succeeding annual meeting must be held within 15 months after the preceding annual meeting. At the annual meeting, Directors shall be elected and any other business within the power of the Shareholders may be transacted.
2.03          Special Meetings -- Special meetings of the Shareholders, for any purpose whatsoever, may be called at any time by the Board of Directors, by the Chairman of the Board of Directors, by the President or Vice President, or by one or more Shareholders holding not less than ten percent of the shares entitled to vote at such a meeting.
If a special meeting is called by anyone other than the Board of Directors, the person(s) calling the meeting shall make the request in writing, delivered personally or sent by registered mail or by telegraphic or other facsimile transmission, to the Chairman of the Board of Directors or the President, Vice President, or Secretary, specifying the time and date of the meeting (which is not less than 35 nor more than 60 days after receipt of the request) and the general nature of the business proposed to be transacted. Within 20 days after receipt, the officer receiving the request shall give notice to the Shareholders entitled to vote, in accordance with Section 2.04 below, stating that a meeting will be held at the time requested by the person(s) calling the meeting, and stating the general nature of the business proposed to be transacted. If notice is not given within 20 days after receipt of the request, the person(s) requesting the meeting may give the notice. Nothing in this paragraph shall be construed as limiting, fixing or affecting the time when a meeting of Shareholders called by action of the Board of Directors may be held.

2.04          Notice Of Meetings, Annual Or Special – Contents. -- All Shareholders shall be notified in accordance with Section 2.05. The Shareholders entitled to vote and to be notified shall be determined in accordance with Section 2.06.
The notice of any Shareholders’ meeting shall set forth the time and place of the meeting. The notice for any special meeting shall state the general nature of the business to be transacted. The notice for any annual meeting shall state those matters that the Board of Directors intends (as of the date of the notice) to present to the Shareholders for action. If Directors are to be elected, the notice shall include the names of all nominees whom the Board of Directors intends, at the time of the notice, to present for election.
In addition, the notice of any meeting must state the general nature of any proposed action to approve any of the following matters:
(i)	A transaction in which a Director has a financial interest, within the meaning of Section 310 of the California Corporations Code;
(ii)	An amendment of the articles of incorporation under Section 902 of that Code;
(iii)	A reorganization under Section 1201 of that Code;
(iv)	A voluntary dissolution under Section 1900 of that Code; or
(v)	A distribution in dissolution that requires approval of the outstanding shares under Section 2007 of that Code.

2.05          Notice Of Meetings – Manner. -- All notices shall be sent not fewer than 10 nor more than 60 days before the date of the meeting. Notices shall be given personally, by first-class mail, by telegraphic or other written communication. Notices shall be addressed to the Shareholder at the address appearing on the Corporation’s books for the purpose of such notice, or in the absence thereof, as provided by law. Notices are considered to be given at the time when delivered personally or deposited in the mail or when they are otherwise sent.
The Corporation’s secretary, or such other person who gives such notices, shall execute an affidavit of service regarding all notices for meetings and same shall be filed and kept in the minute book of the Corporation.
2.06          Record Date For Notice, Dividends And Voting --  The Shareholders who are entitled to receive notice of and vote at Shareholders’ meetings, to receive dividends, or to give written consent to corporate action without a meeting, are those Shareholders as shown on the corporate books as of the record date. The record date shall be fixed by the Board of Directors and shall not be less than 10 nor more than 60 days before the date set for any meeting, nor more than 60 days before any other action. If no record date is fixed, the record date shall be that established by law. A determination of Shareholders of record entitled to receive notice of and vote at a Shareholders’ meeting shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting. However, the Board of Directors shall fix a new record date if the adjournment is to a date more than 45 days after the date set for the original meeting.
2.07          Quorum -- A quorum consisting of a majority of all outstanding shares of the Corporation must be present in person or by proxy in order to transact business. However, if a quorum is not present at a meeting, a majority of those present may adjourn the meeting. Also, if a quorum is present at a meeting, the meeting may continue to transact business despite the withdrawal of Shareholders, leaving less than a quorum, provided that no action may be taken unless approved by a majority of the shares required to constitute a quorum.

2.08          Adjourned Meetings And Notice Thereof -- Any Shareholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by a vote of the majority of the shares present, in person or by proxy, but in the absence of a quorum, no other business may be transacted, except as provided in Section 2.07, above. When a meeting is adjourned for forty-five (45) days or more, or if a new record date for the adjourned meeting is fixed by the Board of Directors, notice of the adjourned meeting shall be given to such Shareholders of record entitled to vote at the adjourned meeting, as in the case of any original Shareholders’ meeting. When a meeting is adjourned for less than forty-five (45) days, and a new record date is not fixed by the Board of Directors, it shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.
2.09          Voting -- Unless otherwise provided by law or in the Articles of Incorporation, each Shareholder entitled to vote is entitled to one vote for each share on matters submitted to the Shareholders. The Shareholders’ vote may be by voice vote or by ballot, provided, however, that any election of Directors must be by ballot if demanded by any Shareholder. At a Shareholders’ meeting at which Directors are to be elected, no Shareholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which that Shareholder normally would be entitled to cast), unless the candidates’ names have been placed in nomination before commencement of the voting and a Shareholder has given notice at the meeting, before the voting has begun, of the Shareholder’s intention to cumulate votes.

2.10          Waiver Of Notice Or Consent By Absentees -- The transactions of any meeting of Shareholders, however called and noticed, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of such meeting, or an approval of the minutes of the meeting. All such waivers, consents, or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.
The waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of the Shareholders, except that, if action is taken or proposed to be taken for approval which is specified in Section 601(f) of the California Corporations Code (these matters are set forth in Section 2.04, above), the waiver of notice is required to state the general nature of the action or proposed action. Any Shareholder who appears at a meeting in person or by proxy and who does not object to the lack of notice at the beginning of the meeting or object at any time during the meeting, to the failure to include matters required by law in the notice, shall likewise be considered to have waived the requirement of notice.
2.11          Actions Without Meeting --  Any action that could be taken at a Shareholder meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the same number of Shareholders as would be required to vote for such action were a meeting to be held with all Shareholders present and voting.
If the consents of all Shareholders were not solicited in writing, prompt notice pursuant to Section 2.05 shall be given of the taking of any corporate action approved by Shareholders without a meeting by less than unanimous written consent, to those Shareholders entitled to vote who have not consented in writing. As to approvals required by California Corporations Code Sections 310, 317, 1201 or 2007, notice of the approval shall be given at least ten days before the consummation of any action authorized by the approval.
Election of Directors by written consent requires the unanimous consent of all Shareholders entitled to vote, except that vacancies on the Board of Directors (other than those caused by removal) may be filled by the written consent of a majority of the Shareholders entitled to vote.
2.12          Proxies -- Every Shareholder entitled to vote can vote and be represented by written proxy filed with the secretary of the Corporation. A proxy is valid only for eleven (11) months from the date of its execution unless it states otherwise. A proxy that does not state that it is irrevocable may be revoked by a written or subsequent proxy delivered to the secretary of the Corporation or by the Shareholder attending a meeting and voting in person.
2.13          Inspectors of Election -- One or three inspectors may he appointed by the Board of Directors prior to any meeting or by the Chairman at the meeting. Inspectors shall be appointed at the request of any Shareholder (with a majority of the Shareholders at the meeting determining the number). Nominees for office may not serve as inspectors. If any inspector fails to act, the Chairman of the meeting shall appoint a substitute inspector.
The inspectors shall: (a) determine if there is a quorum; (b) determine who is entitled to vote and the voting power of each; (c) receive, count and tabulate all votes, ballots or consents; (d) hear and determine all challenges relating to the right to vote; (e) determine when the vote shall end; (f) determine the result; and (g) take any proper action to fairly conduct the election or vote.

ARTICLE III
DIRECTORS AND MANAGEMENT
3.01          Powers Of Directors -- Subject to the California General Corporation Law and any limitations in the Articles of Incorporation of this Corporation and these By-laws relating to action which must be approved by the Shareholders or the outstanding shares, all corporate powers shall be exercised by or under the authority of the Board of Directors, and the Corporation shall be managed by the Board of Directors.
3.02          Number of Directors and Election -- The Board of Directors shall be elected at the annual meetings of the Shareholders. Each Director, including any Director elected to fill a vacancy for the remainder of a term, shall hold office until that Director’s successor shall be elected and qualified. The number of members on the Board of Directors may be changed by amendment to these By-laws, or if set forth in the Articles of Incorporation, by a duly adopted amendment to the Articles of Incorporation. No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director’s term of office expires. The number of members on the Board of Directors shall be ____________________.
3.03          Vacancies -- A vacancy on the Board of Directors is created upon the occurrence of any of the following events:
(a)	The death or resignation of any Director, or the removal of a Director by the Shareholders or an appropriate court, as provided in Corporations Code Sections 303 or 304.
(b)	The authorized number of Directors is increased.
(c)	At any annual, regular, or special meeting of Shareholders at which any Director is elected, the Shareholders fail to elect the full-authorized number of Directors to be voted for at that meeting.

(d)	The Board of Directors declares vacant the office of a Director who has been declared of unsound mind by an order of the court or convicted of a felony, or otherwise in a manner provided by law.
Except for a vacancy caused by the removal of a Director, vacancies on the Board of Directors may be filled by approval of the Board of Directors or, if the number of Directors then in office is less than a quorum, by (1) the unanimous written consent of the Directors then in office, (2) the affirmative vote of a majority of the Directors then in office at a meeting held pursuant to notice or waivers of notice complying with Section 307 of the Corporations Code, or (3) a sole remaining Director.
Any vacancy not filled by the Directors may be filled by the Shareholders.
3.04          Resignations -- Any Director may resign by giving written notice to the Chairman of the Board of Directors, the President, the Secretary, or the Board of Directors. The resignation will be effective immediately unless the notice designates a later time. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.
3.05          Compensation of Directors -- The Board of Directors may resolve to compensate the Directors for their services to the Board of Directors and its committees. Directors may receive additional compensation for serving the Corporation in some other capacity, such as in the capacity of an officer, agent, or employee.
3.06          Meetings of the Board of Directors -- The Directors shall hold an organizational meeting each year immediately following the adjournment of the annual meeting of the Shareholders. No notice is required. Other regular meetings may be established by resolution of the Board of Directors with all members notified of the resolution. No other notice need be given of such regular meetings. Special meetings may be called at any time by the Chairman of the Board of Directors, the President, the Vice President, the Secretary, or by any two Directors.
3.07          Notice of Special Meetings -- Special meetings shall be held on four days’ notice by mail or on 48 hours’ notice delivered personally or by telephone. Oral notice given personally or by telephone may be transmitted either to the Director or to a person at the Director’s office who can reasonably be expected to communicate it promptly to the Director. If notice is by mail, such written notice must be addressed to each Director at the address shown on the Corporation’s records. The notice need not specify the purpose of the meeting, nor need it specify the place if the meeting is to be held at the principal executive office of the Corporation.
3.08          Waiver of Notice -- Any Director shall waive the right to notice for any meeting when the Director signs a written consent, attends the meeting without protest at the beginning of the meeting as to the lack of adequate notice, or signs an approval of the minutes of the meeting. Waivers of notice or consents need not state the purpose of the meeting. All waivers, consents and approvals shall be kept and filed with the minutes of the meeting.
3.09          Meeting by Telephone -- Any or all members of the Board of Directors may participate in a Board of Directors meeting by telephone provided that all participating members can hear one another.
3.10          Minutes of Meetings -- Accurate minutes must be kept by the Secretary or other designated officer of any meeting of the Board of Directors or any of its committees as required.
3.11          Place for Meetings -- All meetings shall be held at the principal executive office of the Corporation or such other location as designated by the Board of Directors.

3.12          Meeting Procedure -- The rules of procedure for holding meetings shall be approved by the Board of Directors. In the absence of such rules, the Chairman of the Board of Directors or the chairman of the meeting shall determine the proper procedure.
3.13          Actions Without Meetings -- The Board of Directors may take any action without the necessity of having a meeting if all Board of Directors members consent thereto in writing. Such consents shall be filed with the regular minutes of the Board of Directors.
3.14          Quorum -- A majority of the authorized number of Directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.15, below.  A majority of the Directors present at a meeting at which a quorum is present may validly take board action, subject to the provisions of Corporations Code Sections 310, 311, and 317(e). A meeting at which a quorum is initially present may continue to transact business, despite a withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
3.15          Adjournment of Meetings -- A majority of those present at any meeting, whether or not a quorum, may adjourn the meeting to another time and place. Those who are not present need not be notified unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice shall be given, before the time set for resuming the adjourned meeting, to the Directors who were not present at the time of the adjournment. Notice need not be given in any case to Directors who were present at the time of adjournment.
3.16          Committees -- The Board of Directors may by resolution appoint committees to be composed of two (2) or more members of the Board of Directors. The Board of Directors may delegate such powers to these committees as it chooses except those powers which may not be delegated in accordance with Section 311 of the California Corporations Code. Meetings and

actions of committees shall be governed by, and held and taken in accordance with, by-law provisions applicable to meetings and actions of the Board of Directors, with such changes in the context of those by-laws as are necessary to substitute the committee for the Board of Directors or its members.
ARTICLE IV
OFFICERS
4.01          Officers -- This Corporation shall have a president, a secretary, and a chief financial officer, each of who shall be appointed by and hold office at the pleasure of the Board of Directors. Any two or more offices may be held by the same person. Officers may be, but need not necessarily be, selected from the members of the Board of Directors or from the Shareholders.
The Board of Directors may from time to time choose such other officers, including but not limited to a chairman of the Board of Directors, one or more vice presidents or assistant vice presidents, a treasurer, and one or more assistant secretaries, as may be deemed expedient, to hold office at the pleasure of the Board of Directors, with such authority as may be specifically delegated to such officers by the Board of Directors.
4.02          President -- The President shall preside over all meetings of the Board of Directors (unless a Chairman of the Board of Directors is elected), shall be the Chief Executive Officer of the Corporation, and shall, subject to the control of the Board of Directors, have general control over the business and officers of the Corporation. The President shall also preside over all meetings of the Shareholders.
4.03          Secretary -- The Secretary shall keep records of all meetings of the Board of Directors and Shareholders. Such records shall be kept at the principal office of the Corporation or at such other place as requested by the Board of Directors and shall be open to inspection by the Board of Directors at any reasonable time. The records of all meetings shall include the time, place, and nature of the meeting, how authorized, what notification was provided, the names of all present, the number of shares of all Shareholders present or represented at a Shareholders’ meeting, and a full account of the proceedings of the meeting.
The Secretary shall also keep a record of all shares of the Corporation. This record shall include the name and address of each Shareholder, the shares held by each, and a record of all transactions relating to shares of the Corporation.
The Secretary shall also give or keep record of notices of all meetings of Shareholders, the Board of Directors, and any committees of the Board of Directors.
The Secretary shall also keep and protect the Seal of the Corporation.
4.04          Chief Financial Officer --  The Chief Financial Officer shall keep and maintain adequate and correct records of all business properties and transactions including full accounts of all assets, liabilities, receipts, disbursements, gains, losses, capital, earnings (or surplus) and shares. All such records shall be open to inspection by any Director at all reasonable times.
The Chief Financial Officer shall deposit all moneys or valuables of the Corporation as directed by the Board of Directors and shall provide all accounts as requested by the Board of Directors. The Chief Financial Officer may also be referred to as the Treasurer unless a Treasurer has been chosen by the Board of Directors.
4.05          Election and Term -- The officers of the Corporation shall be chosen annually by the Board of Directors subject to the right of the Board of Directors to fill any vacancy or to select subordinate officers at any time. All officers will hold office until they resign, are removed, become disqualified to serve, or until a successor has been elected and qualified.

4.06          Removal and Resignation -- Any officer may resign by giving written notice to the Corporation setting forth the time when such resignation is to take effect, if not to take effect immediately.
The Board of Directors may remove any officer at any time, with or without cause or notice. Any such removal or resignation will be without prejudice to any contractual rights of the officer of the Corporation.
4.07          Compensation -- The Board of Directors shall establish the compensation of all officers from time to time.
ARTICLE V
RECORDS AND REPORTS
5.01          Shareholder Records -- The Corporation shall keep a record of the names and addresses of all Shareholders and the number and class of shares held by each. Such records shall be kept at the principal executive office of the Corporation or at the office of its transfer agent or registrar, as determined by the Board of Directors.
5.02          By-laws -- The By-laws shall be kept at the principal executive office of the Corporation. A copy of the By-laws will be kept at the principal business office in the State of California.
5.03          Minutes and Accounting Records -- Minutes will be kept of all proceedings of the Shareholders, Board of Directors, and committees of the Board of Directors. These records and all accounting books and records shall be kept at the principal executive office of the Corporation or at such other place as is designated by the Board of Directors.
5.04          Inspection of Records and By-laws -- The Directors and Shareholders shall be allowed to inspect the books and records of the Corporation in accordance with Sections 1600 to 1602 of the California Corporations Code.

The By-laws of the Corporation shall be available for inspection by any Shareholder or Director at all reasonable times during office hours. If the Corporation has no principal business office in California, the Secretary shall furnish any Shareholder with a copy of the By-laws, by mail, upon written request.
5.05          Waiver of Annual Report -- The Annual Report to Shareholders referred to in Section 1501 of the California Corporations Code will not be provided unless the Corporation shall have over one hundred (100) Shareholders. The Board of Directors is free to issue any other reports as it considers appropriate.
ARTICLE VI
SHARES OF STOCK
6.01          Certificates for Shares -- Certificates shall be issued for all shares of the Corporation in a form determined by the Board of Directors. The certificates shall be signed by the President and Secretary or other officers authorized by law or by the Board of Directors. The certificates shall state the name of the holder of the shares and the number of shares represented by the certificate. The shares shall also state the designation of any class or series of shares represented thereby and any statement or legend required by law. The shares shall be dated and issued and numbered in consecutive order.
6.02          Transfer on the Books -- The ownership of shares may be transferred by surrendering the shares to the Secretary or transfer agent duly endorsed or with proper evidence of succession, assignment or authority to transfer same. The Corporation shall then issue a new certificate to the proper party, cancel the old certificate, and record these transactions upon its books.
6.03          Lost or Destroyed Certificates -- New share certificates may be issued to replace certificates that were lost, stolen or destroyed. However, the Board of Directors may require that the owner provide the Corporation with an adequate bond (or other security) to indemnify the Corporation.
ARTICLE VII
GENERAL MATTERS
7.01          Signing Corporate Checks -- The Board of Directors shall determine by resolution, from time to time, which persons are authorized to sign or endorse checks or other orders for the payment of money in the name of the Corporation.
7.02          Contracts -- The Board of Directors may authorize by resolution that specified officers or agents may enter into contracts and execute instruments in the name of and on behalf of the Corporation. The authorization may be general or may be confined to specified matters. Without such authorization, no one may contractually bind the Corporation, except as provided by Section 313 of the California Corporations Code.
7.03          Indemnification -- This Corporation may indemnify and hold harmless each “agent” of the Corporation, as the term “agent” is defined in Section 317(a) of the California Corporations Code, from and against any expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any “proceedings” (as defined in said Section 317(a)) to the full extent permitted by applicable law. The Corporation may advance to its agents expenses incurred in defending any proceeding prior to the final disposition thereof to the full extent and in the manner permitted by applicable law.
7.04          Insurance -- The Corporation shall have power to purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such whether or not the Corporation would have the power to indemnify the agent against such liability.

7.05          Voting of Shares in Other Corporations -- If the Corporation holds shares of other Corporations, such shares may be voted as determined by the Board of Directors, or if they fail to act, by the President or the President’s designate. The authority to vote includes the authority to execute a proxy in the name of the Corporation for purposes of voting the shares.
ARTICLE VIII
AMENDMENTS TO BY-LAWS
8.01          Amendments -- Unless limited by law or the Articles of Incorporation, these By-laws may be amended or repealed by the Board of Directors or by the Shareholders. In either case, a majority of all those entitled to vote is required.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:
That I am the duly elected and acting Secretary of JJM TRANSPORTATION CORP., a California corporation; and
That the foregoing bylaws, comprising nineteen (19) pages, constitute the bylaws of such corporation as duly adopted by Action of the Incorporator of the corporation duly taken August 28, 2001.
IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of such corporation the 19th day of November, 2001.

          /s/ Michael McCaskey
MICHAEL MCCASKEY, Secretary

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